                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                 EOTT ENERGY LLC
             (Exact Name of Registrant as Specified in Its Charter)



                   DELAWARE                                         48-1285117
   (State of Incorporation or Organization)            (I.R.S. Employer Identification No.)

2000 WEST SAM HOUSTON PARKWAY SOUTH, SUITE 400
                HOUSTON, TEXAS                                        77042
   (Address of Principal Executive Offices)                         (Zip Code)



         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

         Securities Act registration statement file number to which this form relates: 333-46172.

Securities to be registered pursuant to Section 12(b) of the Act:

            Title of Each Class                 Name of Each Exchange on Which
            to be so Registered                 Each Class is to be Registered
            -------------------                 ------------------------------

                  NONE                                      N/A

Securities to be registered under Section 12(g) of the Act:

                        WARRANTS TO PURCHASE COMMON UNITS
                                (Title of class)




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ITEM 1. DESCRIPTION OF THE REGISTRANT'S SECURITIES TO BE REGISTERED.

         In connection with Third Amended Joint Chapter 11 Plan of the Debtors (the "PLAN") filed by EOTT Energy Partners, L.P. (the "PARTNERSHIP") dated December 6, 2002 and confirmed by the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division, on February 18, 2002, EOTT Energy LLC (the "COMPANY") will be issuing warrants (the "WARRANTS") to purchase up to 957,981 common units of member interest in the Company ("COMMON UNITS") to holders of record of the Partnership's common units ("OLD UNITS") as of February 28, 2002. As of February 28, 2002, the Partnership had 18,476,011 Old Units outstanding.

         The Plan became effective on March 1, 2003 (the "EFFECTIVE DATE"). Promptly following the Effective Date, a Warrant to purchase .05185 Common Units will be issued to each record holder of Old Units for each Old Unit held. No Warrants to purchase fractional Common Units will be issued. The number of Common Units that may be purchased upon exercise of a Warrant will be rounded up or down in an appropriate manner so that the maximum number of Common Units that may be purchased upon exercise of the Warrants does not exceed 957,981 Common Units.

         Pursuant to the Plan, all of the Partnership's outstanding Old Units were cancelled on the Effective Date and up to 369,520 Common Units will be issued to holders of Old Units in addition to the Warrants. The Company will also issue up to 11,947,820 Common Units to general unsecured creditors of the Partnership. The Company was formed as a wholly-owned subsidiary of the Partnership in order to facilitate the Plan. As a result of the issuance of Common Units described above, the Company is the successor issuer to the Partnership pursuant to Rule 12g-3 promulgated under the Securities Exchange Act of 1934. The Warrants and other securities being issued pursuant to the Plan are exempt from registration under the Securities Act of 1933 pursuant to Section 1145 of title 11 of the United States Code.

         The Warrants will be exercisable at any time after June 30, 2003. The Warrants will have an initial exercise price of $12.50 per share (the "EXERCISE PRICE"), subject to adjustments and anti-dilution protections summarized below and more fully set forth in the form of Warrant Agreement, dated as of March 1, 2003, between the Company, EquiServe, Inc., and EquiServe Trust Company, N.A. (the "WARRANT AGREEMENT"). The Warrants may be exercised in whole or in part, at any time and from time to time until March 1, 2008 (the "EXPIRATION DATE"). The Warrants will cease to be exercisable, terminate and become void on the Expiration Date, and all rights under the Warrants and the Warrant Agreement will cease at that time.

         Under the Warrant Agreement, the Exercise Price, the number of Common Units covered by each Warrant and the number of Warrants outstanding are subject to adjustment from time to time if the Company: (i) pays dividends or otherwise makes distributions on the Common Units in Common Units, (ii) subdivides or splits up the outstanding Common Units into a greater number of Common Units,
(iii) combines or effects a reverse split of the outstanding Common Units into a smaller number of Common Units, (iv) issues any Common Units in a reclassification of the Common Units (other than pursuant to a reorganization, consolidation or merger with another entity), (v) distributes rights, options or warrants to all holders of Common Units entitling them to subscribe for or purchase Common Units or securities convertible into Common Units (other than pursuant to employee benefit plans), at a price per Common Unit less than 90% of the current market price per Common Unit on the date of such distribution, or
(vi) distributes to all holders of Common Units evidences of indebtedness, assets or rights, options or warrants to subscribe for or purchase any evidences of indebtedness, rights, options, warrants or assets (other than pursuant to employee benefit plans).

         The warrant agent for the Warrants is EquiServe Trust Company, N.A.

         The foregoing is only a summary of significant terms and provisions of the Warrants and as such is qualified in its entirety by reference to the Warrant Agreement, a copy of which is attached hereto as Exhibit 4.3.

ITEM 2.  EXHIBITS.

    EXHIBIT NUMBER         DESCRIPTION
    --------------         -----------

         4                 Instruments defining the Rights of Security Holders

         4.1 Certificate of Formation of the Company filed November 14, 2002 with the Delaware Secretary of State (Incorporated by Reference to the Exhibit T3A.1 filed by EOTT Energy LLC with the Securities and Exchange Commission on February 25, 2003.)

         4.2 Amended and Restated Limited Liability Company Agreement of the Company dated March 1, 2003

         4.3 Warrant Agreement dated March 1, 2003 between EOTT Energy LLC, EquiServe, Inc., and EquiServe Trust Company, N.A.

         4.4               Form of Warrant Certificate

         4.5               Form of Common Unit Certificate

        99                 Additional Exhibits

        10.1               Third Amended Disclosure Statement under 11 U.S.C.
                           Section 1125 in Support of the Joint Chapter 11 Plan of Debtors dated as of December 6, 2002. (Incorporated by reference from Exhibit 2.2 of EOTT Energy Partners, L.P.'s Form 8-K dated December 6, 2002.)

        10.2 Third Amended Joint Chapter 11 Plan of Debtors dated as of December 6, 2002. (Incorporated by reference from Exhibit 2.1 of EOTT Energy Partners, L.P.'s Form 8-K dated December 6, 2002.)

                                   SIGNATURES


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:  March 4, 2003                    EOTT ENERGY LLC


                                         By:       /s/ Dana R. Gibbs
                                             ----------------------------------
                                             Dana R. Gibbs
                                             President

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                                  EXHIBIT INDEX

      EXHIBIT
      NUMBER               DESCRIPTION
      -------              -----------
        4                  Instruments defining the Rights of Security Holders

        4.1                Certificate of Formation of the Company filed
                           November 14, 2002 with the Delaware Secretary of
                           State (Incorporated by Reference to the Exhibit T3A.1 filed by EOTT Energy LLC with the Securities and Exchange Commission on February 25, 2003.)

        4.2                Amended and Restated Limited Liability Company
                           Agreement of the Company dated March 1, 2003

        4.3                Warrant Agreement dated March 1, 2003 between EOTT
                           Energy LLC, EquiServe, Inc., and EquiServe Trust
                           Company, N.A.

        4.4                Form of Warrant Certificate

        4.5                Form of Common Unit Certificate

       99                  Additional Exhibits

       10.1                Third Amended Disclosure Statement under 11 U.S.C.
                           Section 1125 in Support of the Joint Chapter 11 Plan of Debtors dated as of December 6, 2002.
                           (Incorporated by reference from Exhibit 2.2 of EOTT
                           Energy Partners, L.P.'s Form 8-K dated December 6,
                           2002.)

       10.2 Third Amended Joint Chapter 11 Plan of Debtors dated as of December 6, 2002. (Incorporated by reference from Exhibit 2.1 of EOTT Energy Partners, L.P.'s Form
                           8-K dated December 6, 2002.)



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